FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS RECORD FOURTH QUARTER SALES, RAISES
2007 EARNINGS GUIDANCE AND AFFIRMS 2008 GUIDANCE

Announces Purchase of 350,000 Shares or 2.9% of Majority-Owned Subsidiary

New York, New York, January 28, 2008: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that net sales for the final quarter of 2007 were approximately $119.2 million, up 32% from $90.2 million, in the fourth quarter of 2006.  At comparable foreign currency exchange rates, net sales for the fourth quarter were up 24%.  Thus, 2007 net sales of $389.4 were up 21% from $321.1 million in 2006.  At comparable foreign currency exchange rates, net sales for 2007 were up 15%.  We expect to issue our final results for the 2007 fourth quarter and year on or about March 12, 2008.

	Three months ended December 31,			Year ended December 31,
	2007	2006	% Change	2007	2006	% Change
	($ in millions)

European based product sales..	$ 96.6	$ 70.4	37%	$ 330.7	$ 270.1	22%
United States based product sales...........................	22.6	19.8	14%	58.7	51.0	15%
	$ 119.2	$ 90.2	32%	$ 389.4	$ 321.1	21%

With approximately 38% of net sales occurring in the final quarter of the year, seasonality, as we had earlier forecast, has played a larger role in our quarterly results.  This is because shipments by our majority-owned distribution subsidiaries to their customers and delivery schedules for our Company's U.S. specialty retail customers are more heavily weighted toward the second half, with greater concentration in the fourth quarter.  Our sales growth in the fourth quarter came in better than expected and further benefited from favorable foreign currency exchange rates.

As a result of better than expected net sales for the fourth quarter, we are raising our 2007 net income and earnings per diluted share guidance to a range between $21.9 million and $22.3 million or $1.06 to $1.08 per diluted share, respectively.

We also affirm our 2008 guidance with net sales of approximately $437 million and net income of approximately $24.1 million or $1.16 per diluted share.  This guidance assumes the dollar remains at current levels.

Separately, the Company announced that between late December 2007 and early January 2008, it purchased 350,000 shares of its majority-owned consolidated subsidiary, Inter Parfums S.A, for an average purchase price of 30 (Euros) per share.  The shares purchased represent approximately 2.9% of the approximately 12 million outstanding shares.  The Company utilized approximately $10.5 million of cash on hand to finance the share purchase.  According to Russell Greenberg, Executive Vice President & Chief Financial Officer of Inter Parfums, Inc., "Our Board of Directors approved this action because we determined that the fair value of our subsidiary's stock was significantly greater than its market value, making it what we believe to be a good long-term investment.  The stock purchases were made in open market transactions on the Euronext market and additional purchases may be made if our Board of Directors deems that the market price of our subsidiary's stock is undervalued."

Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Paul Smith, S.T. Dupont, Christian Lacroix, Quiksilver/Roxy, and Van Cleef & Arpels.  The Company also owns Lanvin Perfumes and Nickel S.A., a men's skin care company.  It also produces personal care products for specialty retailers under exclusive agreements with Gap Inc., New York & Company and Brooks Brothers.  In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products.  The Company's products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2006, and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at	Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212) 836-9609/llatman@equityny.com Lena Cati (212) 836-9611/lcati@equityny.com www.theequitygroup.com